Exhibit 99.1

NEWS RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com
CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com

THE COOPER COMPANIES ANNOUNCES THIRD QUARTER 2015 RESULTS

PLEASANTON, Calif., September 3, 2015 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal third quarter ended July 31, 2015.

•	Revenue increased 7% year-over-year to $461.7 million. CooperVision (CVI) revenue up 10% to $385.5 million. CooperSurgical (CSI) revenue down 8% to $76.2 million.

•	GAAP earnings per share (EPS) $0.91, down 89 cents or 49% from last year’s third quarter.

•	Non-GAAP EPS $1.97, down 3 cents or 2% from last year’s third quarter. See “Reconciliation of GAAP to Non-GAAP Results” below.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I am pleased to report another strong quarter. CooperVision gained significant market share and we made a lot of progress with our family of daily silicone hydrogel products. The remainder of the year looks solid and we should enter fiscal 2016 with strong momentum.”

Third Quarter GAAP Operating Highlights

•	Revenue $461.7 million, up 7% from last year’s third quarter, up 5% pro forma (defined as constant currency and including Sauflon revenue in both periods).

•	Gross margin 59% compared with 65% in last year’s third quarter. Gross margin was negatively impacted primarily by currency and integration and facility start-up costs, offset in part by favorable product mix led by Biofinity. Excluding integration and facility start-up costs, gross margin was 62% vs. 65% last year.

•	Operating margin 11% compared with 22% in last year’s third quarter. The decrease was primarily due to lower gross margins, litigation settlement costs and increased amortization arising from the Sauflon acquisition. On a non-GAAP basis, operating margin was 23% vs. 25% last year.

•	Depreciation $41.4 million, up 61% from last year’s third quarter due primarily to $10.8 million of accelerated depreciation related to the Sauflon acquisition. Amortization $12.5 million, up 85% from last year’s third quarter primarily due to the Sauflon acquisition.

•	Total debt decreased $39.8 million from April 30, 2015, to $1,307.9 million, primarily due to operational cash flow generation and subsequent debt pay down.

•	Interest expense increased to $4.7 million compared with $1.5 million in last year’s third quarter primarily due to higher debt and interest rates associated with the acquisition of Sauflon.

•	Cash provided by operations $96.0 million and capital expenditures $66.4 million resulted in free cash flow of $29.6 million. Excluding integration costs of $12.9 million and the litigation settlement charge of $17.0 million, adjusted free cash flow was $59.5 million.

Third Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $385.5 million, up 10% from last year’s third quarter, up 7% pro forma, up 8% pro forma excluding solutions which are included in the “non single-use sphere, other” category below.

•	Revenue by category:

	(In millions) 3Q15	% of CVI Revenue 3Q15	% chg y/y	Pro forma % chg y/y
Toric	$114.2	30%	2%	7%
Multifocal	42.6	11%	11%	12%
Single-use sphere	93.7	24%	27%	12%
Non single-use sphere, other	135.0	35%	8%	3%

Total	$385.5	100%	10%	7%

•	Revenue by geography:

	(In millions) 3Q15	% of CVI Revenue 3Q15	% chg y/y	Pro forma % chg y/y
Americas	$157.4	41%	5%	4%
EMEA	163.0	42%	22%	9%
Asia Pacific	65.1	17%	-2%	12%

Total	$385.5	100%	10%	7%

•	Gross margin 58% compared with 65% in last year’s third quarter. Gross margin was negatively impacted primarily by currency and integration and facility start-up costs, offset in part by favorable product mix led by Biofinity. Excluding integration and facility start-up costs, gross margin was 62% vs. 65% last year.

Third Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $76.2 million, down 8% from last year’s third quarter, down 4% in constant currency.

•	Revenue by category:

	(In millions) 3Q15	% of CSI Revenue 3Q15	% chg y/y	Constant Currency % chg y/y
Office and surgical procedures	$51.2	67%	-6%	-6%
Fertility	25.0	33%	-11%	1%

Total	$76.2	100%	-8%	-4%

•	Gross margin 65%, in line with last year’s third quarter. Excluding integration related expenses, gross margin was 65% vs. 66% last year.

Fiscal Year 2015 Guidance

The Company updated its fiscal 2015 guidance. The guidance for reported results is based on recent foreign exchange rates and is summarized as follows:

•	Fiscal fourth quarter 2015 total revenue of $467 - $484 million

•	CVI revenue $385 - $400 million

•	CSI revenue $82 - $84 million

•	Fiscal 2015 total revenue of $1,808 - $1,825 million

•	CVI revenue $1,499 - $1,514 million

•	CSI revenue $309 - $311 million

•	Non-GAAP earnings per share guidance of $2.07 - $2.17 for fiscal fourth quarter 2015 and $7.51 - $7.61 for the full fiscal year. Guidance is adjusted to exclude amortization of existing other intangible assets, certain other costs including integration expenses and the $17.0 million, or $0.35 per share, litigation settlement which we would not have otherwise incurred as part of our continuing operations.

Other

•	In July 2015, CooperVision made a one-time lump sum payment to JJVC (Johnson and Johnson) of $17.0 million to settle their existing patent disputes and agree on a combination of cross-licenses and reciprocal covenants not to sue on current core products, including all silicone hydrogel lenses. This settlement was worldwide in scope with no royalty obligation for either party. Neither party admitted any liability as part of the settlement.

Reconciliation of GAAP to Non-GAAP Results

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude costs which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. These include costs related to acquisitions and integration activities, severance and restructuring costs; costs associated with the start-up of new manufacturing facilities; as well as certain legal costs described below. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods. We believe it is useful for investors to understand the effects of these items on our consolidated operating results. Our non-GAAP financial measures include the following adjustments, along with the related income tax effects and changes in income attributable to noncontrolling interests:

•	We exclude the effect of amortization of intangible assets from our non-GAAP financial results. Amortization of intangible assets will recur in future periods; however, the amounts are affected by the timing and size of our acquisitions.

•	We exclude the effect of acquisition related and integration expenses and the effect of restructuring expenses from our non-GAAP financial results. Such expenses generally diminish over time with respect to past acquisitions; however, we generally will incur similar expenses in connection with any future acquisitions. We incurred significant expenses in connection with our acquisitions and also incurred certain other operating expenses or income, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Many of these costs relate to our acquisition of Sauflon Pharmaceuticals Ltd. in our fiscal fourth quarter of 2014. Acquisition related and integration expenses include items such as personnel costs for transitional employees, other acquired employee related costs and integration related professional services. Restructuring expenses consist of employee severance, product rationalization, facility and other exit costs.

•	We exclude costs associated with the start-up of new manufacturing facilities. While these costs may recur for a period of time, we do not consider them as part of our continuing operations. These costs will be eliminated when the specific start-up activities have been completed.

•	We exclude certain legal costs related to third-party intellectual property claims and litigation as well as litigation filed against CooperVision and other contact lens manufacturers relating to Unilateral Pricing Policy (UPP). In our fiscal third quarter of 2015, we exclude the $17.0 million charge to settle intellectual property claims with JJVC, discussed above. While we may incur similar costs and charges, we do not consider them as part of our continuing operations.

Guidance for earnings per share is provided on a non-GAAP basis due to the inherent difficulty in forecasting acquisition-related, integration and restructuring charges and expenses. We are not able to provide a reconciliation of these non-GAAP items to expected reported GAAP earnings per share due to the unknown effect, timing and potential significance of such charges and expenses. Management does not consider the excluded items as part of our continuing operations.

We also report revenue growth using the non-GAAP financial measure of pro forma which includes constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than the United States dollar are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year. To report pro forma revenue growth including Sauflon, we included $49.3 million of revenue in our fiscal third quarter of 2014, and $140.4 million in the fiscal nine month period ended July 31, 2014 for the periods when we did not own Sauflon.

We define the non-GAAP measure of free cash flow as cash provided by operating activities less capital expenditures. We believe free cash flow is useful for investors as an additional measure of liquidity because it represents cash flows that are available for repayment of debt, repurchases of our common stock or to fund our strategic initiatives. Management uses free cash flow internally to understand, manage, make operating decisions and evaluate our business. In addition, we use free cash flow to help plan and forecast future periods.

We also provide the metric of adjusted free cash flow that we believe represents our operations ability to generate cash by adjusting cash flow from operations for capital expenditures that are part of our ongoing operations and for acquisition related and integration costs and the legal settlement discussed above that are not part of our ongoing operations. We believe adjusted free cash flow is useful to investors as an additional measure of performance because it reports elements of our operating activities and excludes cash flow elements that we do not consider to be related to our ability to generate cash. As discussed above, we incur significant acquisition related and integration costs primarily related to the acquisition of Sauflon that will diminish over time; and the JJVC legal settlement is not part of our ongoing operations; and we believe it is useful to investors to understand the effects of these costs on our adjusted free cash flow.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended July 31,
	2015			2015	2014			2014
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Cost of sales	$188,791	$(15,275)	A	$173,516	$151,892	$(427)	A	$151,465
Selling, general and administrative expense	$191,783	$(26,075)	B	$165,708	$161,203	$(4,711)	B	$156,492
Research and development expense	$18,298	$(1,944)	C	$16,354	$16,070	$—		$16,070
Amortization of intangibles	$12,495	$(12,495)	D	$—	$6,752	$(6,752)	D	$—
(Benefit from) provision for income taxes	$(642)	$3,751	E	$3,109	$5,711	$2,030	E	$7,741
Diluted earnings per share attributable to Cooper stockholders	$0.91	$1.06		$1.97	$1.80	$0.20		$2.00

A	Our GAAP cost of sales includes $13.0 million of charges primarily for product and equipment rationalization, arising from the acquisition of Sauflon, and $2.1 million of facility start-up costs in CooperVision; and $0.2 million of severance costs in our CooperSurgical fertility business. The CooperVision charges are based on our review of products, materials and manufacturing processes of Sauflon. Our fiscal 2014 GAAP cost of sales included $0.4 million of severance costs.
B	Our fiscal 2015 GAAP selling, general and administrative expense includes $7.8 million in costs for CooperVision’s integration and restructuring activities related to the acquisition of Sauflon and acquisition and severance costs in our CooperSurgical fertility business. Our fiscal 2015 GAAP selling, general and administrative expense also includes $18.3 million for the litigation settlement and legal costs, described above. Our fiscal 2014 GAAP selling, general and administrative expense included $4.7 million of acquisition and severance costs.

(In millions)	CooperVision	CooperSurgical	Total
Restructuring and related costs	$(2.3)	$0.1	$(2.2)
Acquisition and integration costs	9.3	0.7	10.0

	$7.0	$0.8	$7.8

C	Our GAAP research and development expense includes $1.9 million for equipment rationalization related to integration and restructuring activities.
D	Amortization expense for our fiscal third quarter of 2015 was $12.5 million.
E	These amounts represent the increases in the provision for income taxes that arises from the impact of the above adjustments.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Reconciliation of Selected GAAP Results to Non-GAAP Results

Free Cash Flow and Adjusted Free Cash Flow

(In thousands)

(Unaudited)

Three Months Ended July 31, 2015
Cash flow from operations	$95,968
Capital expenditures	(66,348)

Free cash flow	$29,620

Items not included in adjusted free cash flow:
Integration costs and other	12,874
Litigation settlement	17,000

Adjusted Free cash flow	$59,494

Conference Call and Webcast

The Company will host a conference call today at 5:00 PM ET to discuss its fiscal third quarter 2015 financial results and current corporate developments. The live dial-in number for the call is 855-643-4430 (U.S.) / 707-294-1332 (International). The participant passcode for the call is “Cooper”. A recording of the call will be available beginning at 8:00 PM ET on September 3, 2015 through September 10, 2015. To hear this recording, dial 855-859-2056 (U.S.) / 404-537-3406 (International) and enter code 266737 (Cooper). A simultaneous webcast of the call will be available through the “Investor Relations” section of The Cooper Companies’ website at http://investor.coopercos.com and a transcript of the call will be archived on this site for a minimum of 12 months.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2015 Guidance and all statements regarding the acquisition of Sauflon including Sauflon’s financial position, market position, product development and business strategy, expected cost synergies, expected timing and benefits of the transaction, as well as estimates of our and Sauflon’s future expenses, sales and earnings per share are forward looking. In addition, all statements regarding anticipated growth in our revenue, anticipated effects of any product recalls, anticipated market conditions, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability of certain European Union countries that could adversely affect our global markets; foreign currency exchange rate and interest rate fluctuations including the risk of fluctuations in the value of foreign currencies that would decrease our revenues and earnings; acquisition-related adverse effects including the failure to successfully obtain the anticipated revenues, margins and earnings benefits of acquisitions, including the Sauflon acquisition, integration delays or costs and the requirement to record significant adjustments to the preliminary fair value of assets acquired and liabilities assumed within the measurement period, required regulatory approvals for an acquisition not being obtained or being delayed or subject to conditions that are not anticipated, adverse impacts of changes to accounting controls and reporting procedures, contingent liabilities or indemnification obligations, increased leverage and lack of access to available financing (including financing for the acquisition or refinancing of debt owed by us on a timely basis and on reasonable terms); a major disruption in the operations of our manufacturing, research and development or distribution facilities, due to technological problems, including any related to our information systems maintenance or enhancements, integration of acquisitions, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; compliance costs and potential liability in connection with U.S. and foreign healthcare regulations, including product recalls, warning letters, and potential losses resulting from sales of counterfeit and other infringing products; legal costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent infringement or other litigation; changes in tax laws or their interpretation and changes in statutory tax rates; limitations on sales following product introductions due to poor market acceptance; new competitors, product innovations or technologies; reduced sales, loss of customers and costs and expenses related to recalls; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect the medical device industry and the healthcare industry generally; failure to receive, or delays in receiving, U.S. or foreign regulatory approvals for products; failure to obtain adequate coverage and reimbursement from third party payors for our products; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; the success of our research and development activities and other start-up projects; dilution to earnings per share from the Sauflon acquisition or other acquisitions or issuing stock; changes in accounting principles or estimates; environmental risks and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2015	October 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,005	$25,222
Trade receivables, net	280,160	276,280
Inventories	405,966	381,474
Deferred tax assets	38,993	40,224
Other current assets	72,568	68,417

Total current assets	814,692	791,617

Property, plant and equipment, net	974,876	937,325
Goodwill	2,189,153	2,220,921
Other intangibles, net	402,286	453,605
Deferred tax assets	8,602	15,732
Other assets	33,073	39,140

	$4,422,682	$4,458,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$237,558	$101,518
Other current liabilities	292,029	340,664

Total current liabilities	529,587	442,182

Long-term debt	1,070,299	1,280,833
Deferred tax liabilities	67,922	69,525
Other liabilities	60,939	77,360

Total liabilities	1,728,747	1,869,900

Total Cooper stockholders’ equity	2,687,572	2,569,878
Noncontrolling interests	6,363	18,562

Stockholders’ equity	2,693,935	2,588,440

	$4,422,682	$4,458,340

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three months ended July 31,		Nine months ended July 31,
	2015	2014	2015	2014
Net sales	$461,678	$432,482	$1,341,524	$1,249,779
Cost of sales	188,791	151,892	524,570	437,761

Gross profit	272,887	280,590	816,954	812,018
Selling, general and administrative expense	191,783	161,203	532,901	475,095
Research and development expense	18,298	16,070	51,229	48,077
Amortization of intangibles	12,495	6,752	38,406	21,735

Operating income	50,311	96,565	194,418	267,111
Interest expense	4,690	1,499	13,323	4,713
Other expense, net	1,020	683	2,037	739

Income before income taxes	44,601	94,383	179,058	261,659
(Benefit from) provision for income tax	(642)	5,711	10,929	21,087

Net income	45,243	88,672	168,129	240,572
Less: income attributable to noncontrolling interests	292	605	1,285	1,502

Net income attributable to Cooper stockholders	$44,951	$88,067	$166,844	$239,070

Diluted earnings per share attributable to Cooper stockholders	$0.91	$1.80	$3.39	$4.89

Number of shares used to compute earnings per share attributable to Cooper stockholders	49,244	48,922	49,157	48,901

Soft Contact Lens Revenue Update

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 2Q15			Trailing Twelve Months 2015
		Market	CVI		Market	CVI
	Market	Change	Change	Market	Change	Change
Sales by Modality
Single-use	$810	13%	16%	$3,070	8%	14%
Other	1,020	(2%)	6%	4,055	(1%)	6%

WW Soft Contact Lenses	$1,830	4%	9%	$7,125	3%	8%

Sales by Geography
Americas	$785	1%	8%	$3,045	2%	8%
EMEA	530	2%	8%	2,060	5%	8%
Asia Pacific	515	11%	16%	2,020	1%	7%

WW Soft Contact Lenses	$1,830	4%	9%	$7,125	3%	8%

Source: Management estimates and independent market research

COO-E

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